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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of TravelCenters of America LLC for the registration of common shares, preferred shares, debt securities and warrants and to the incorporation by reference therein of our report dated June 6, 2014, with respect to the consolidated financial statements of TravelCenters of America LLC as of December 31, 2013 and for each of the two years in the period ended December 31, 2013 included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 31, 2015

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm